FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum

(310) 829-5400

SKECHERS ANNOUNCES NEW $250 MILLLION BANK FACILITY
AND COMMENTS ON FIRST HALF OF THE YEAR
Footwear Company Sees Continued Increase in Liquidity and Financial Flexibility,
Expects to Break Even in the First Half of 2009

MANHATTAN BEACH, CA. – July 7, 2009 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced the closing of a new $250 million, four-year, syndicated secured credit facility. Wells Fargo Foothill, part of Wells Fargo & Company (NYSE:WFC), and Bank of America N.A., a subsidiary of Bank of America Corporation (NYSE:BAC), were co-lead arrangers for the facility. Additional participants in the transaction, which was oversubscribed, were CIT Bank, U.S. Bank National Association, HSBC Business Credit (USA) Inc., PNC Bank, N.A., Union Bank, N.A. and Capital One Leverage Finance Corporation.

“We were able to secure a new facility in these difficult times because of our strong financial position, operating history and place in the global market,” stated Fred Schneider, the company’s chief financial officer. “In addition to this new bank facility, the remaining $95 million of auction rate securities were redeemed, giving us approximately $250 million in cash and investments, which should provide us with sufficient capital for our initiatives and to fund our growth over the next four years.”

Separately, the Company announced that, due to the continuing difficult retail environment, it continues to believe that it will break even for the first half of 2009, and return to profitability in the back half of 2009.

“While the extremely weak global retail environment remains a factor in our performance as retailers slowed their orders, we had a good reception to our product at FFANY in June, and we continued to liquidate excess inventory and clean up our balance sheet in the second quarter,” added David Weinberg, chief operating officer of SKECHERS. “As we begin the third quarter with our key accounts reviewing Spring 2010, we have an extremely strong balance sheet, strong liquidity, and a significant cash position in excess of $5 per share. We are in a great position to further grow our business around the world, and are looking forward to capitalizing on opportunities as they arise.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, and across Europe, as well as through joint ventures in Asia. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the recent global economic slowdown and financial crisis; the ability to sustain, manage and forecast costs and proper inventory levels; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the credit crisis in the global financial markets or other difficulties in their businesses; changes in fashion trends and consumer demands; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for the products and the various market factors described above; new standards regarding lead content in children’s products including footwear under the Consumer Product Safety Improvement Act of 2008; the ability to maintain brand image; intense competition among sellers of footwear for consumers; further changes to the global economic slowdown that could affect the ability to open retail stores in new markets and/or the sales performance of existing stores; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; potential imposition of additional duties, tariffs or other trade restrictions; violation of labor or other laws by independent contract manufacturers, suppliers or licensees; popularity of particular designs and categories of products; changes in business strategy or development plans; the ability to attract and retain qualified personnel; the disruption, expense and potential liability associated with existing or unanticipated future litigation; the ability to secure and protect trademarks, patents and other intellectual property; business disruptions resulting from natural disasters such as an earthquake due to the location of domestic warehouse, headquarters and a substantial number of retail stores in California; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2008 and the Company’s Form 10-Q for the quarter ended March 31, 2009. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.